UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2018

Cidara Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36912	46-1537286
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6310 Nancy Ridge Drive, Suite 101
San Diego, California 92121
(858) 752-6170
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 3, 2018, the Board of Directors of Cidara Therapeutics, Inc. (the “Company”) appointed James Levine, 48, as its Chief Financial Officer (including as its principal financial officer and principal accounting officer).

Prior to joining the Company, Mr. Levine served as President and Chief Executive Officer of Sapphire Energy, Inc. from July 2014. From March 2011 to December 2013, he served as a director and the President and Chief Executive Officer of Verenium Corp., where he previously served as Executive Vice President and Chief Financial Officer from April 2009 until March 2011. Prior to joining Verenium, Mr. Levine held various positions focused on the energy and healthcare industries with the global investment banking and securities firm, Goldman Sachs & Co., where he served as a Managing Director in the Power and Utilities Group in New York from 2007 to 2009. Before that he served as a Managing Director in the Goldman Sachs Energy Group in London from 2000 until 2006 which included responsibility for covering the integrated oil and gas and the refining and marketing sectors. From 1997 to 2000 Mr. Levine held positions in the Goldman Sachs Healthcare Group in London and New York focused on biotechnology companies. Prior to Goldman Sachs, Mr. Levine held positions with Lehman Brothers, Inc. in New York, and Industrial Economics, Inc. in Cambridge, Massachusetts. Mr. Levine received an M.B.A. degree with a concentration in Finance from the Wharton School of the University of Pennsylvania and a B.A. in Economics from Brandeis University in Waltham, Massachusetts.
In connection with his appointment, the Company entered into an employment agreement with Mr. Levine that governs the current terms of his employment with the Company. The employment agreement provides that Mr. Levine will receive an annual base salary of $375,000, less payroll deductions and withholdings, and will be eligible to receive an annual performance bonus with a target bonus percentage equal to 40% of his base salary. The employment agreement also provides that the Company will grant Mr. Levine an option to purchase 175,000 shares of the Company’s common stock and a performance-based restricted stock unit for 25,000 shares of the Company’s common stock. In addition, Mr. Levine is entitled to severance benefits upon a termination of his employment without “cause” or his resignation for “good reason” (each as defined in his employment agreement), including continued payment of base salary for nine months and payment of his group health insurance premiums for up to nine months. In addition, if Mr. Levine’s employment is terminated without cause or he resigns for good reason within three months prior to or 12 months following a change in control, then he will be entitled to receive continued payment of base salary for 12 months, payment of his group health insurance premiums for up to 12 months, a pro-rated annual performance bonus and full accelerated vesting of any unvested equity awards. Mr. Levine may also be entitled to receive tax gross up payments in the event any payments made in connection with a change in control are subject to the excise taxes imposed by Sections 280G and 4999 of the Internal Revenue Code.
Mr. Levine will also enter into the Company’s standard form of indemnification agreement for its directors and executive officers.
There are no family relationships between Mr. Levine and any of the Company’s current or former directors or executive officers. Mr. Levine is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cidara Therapeutics, Inc.

Date: December 3, 2018	/s/ Jeffrey L. Stein
Jeffrey L. Stein
President and Chief Executive Officer (Principal Executive Officer)